                                                                  Exhibit 10.37


                              EMPLOYMENT AGREEMENT


                  This EMPLOYMENT AGREEMENT (this "Agreement") is made as of May 16, 2001, between Progenics Pharmaceuticals, Inc., a Delaware corporation (the "Company") with its principal place of business at 777 Old Saw Mill River Road, Tarrytown, New York 10591, and Ronald J. Prentki (the "Executive").

                  WHEREAS, the Company is engaged in the development and commercialization of pharmaceuticals;

                  WHEREAS, the Executive has been employed as President of the Company pursuant to that certain Employment Agreement dated as of June 10, 1998, as amended by Amendment No. 1 to Employment Agreement dated as of October 8, 1998, between the Company and the Executive (as so amended, the "Prior Employment Agreement"); and

                  WHEREAS, the Company wishes to continue to employ the Executive as President of the Company, and the Executive wishes to continue to serve the Company in such capacity;

                  NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby covenant and agree as follows:

         1. Employment.

                  On and subject to the terms and conditions hereinafter set forth, the Company hereby agrees to employ the Executive as President of the Company and the Executive hereby agrees to serve the Company in such capacity.

         2. Term.

         (a) The period of this Agreement (the "Agreement Term") shall commence as of the date hereof (the "Effective Date") and shall expire on March 31, 2004 (the "Initial Expiration Date"). The Agreement Term shall be automatically extended for an additional period of 12 months on the Initial Expiration Date and on each successive anniversary of the Initial Expiration Date, unless written notice of non-extension is provided by either party to the other party at least 180 days prior to the Initial Expiration Date or any such anniversary.

         (b) The period of the Executive's employment by the Company under this Agreement (the "Employment Period") shall be deemed to have commenced as of April 1, 2001 and shall expire at the end of the Agreement Term, unless sooner terminated in accordance with the terms and conditions of this Agreement.

         3. Position, Duties and Responsibilities.

                  The Executive shall be employed by the Company during the Employment Period as President of the Company. The Executive shall have general responsibility for the management of the business and affairs of the Company with respect to business development, strategic planning, sales and marketing, human resources, finance and accounting, legal (except with regard to patent matters), corporate communications (including investor and media relations) and general administration, and the Executive shall have such powers and duties usually incident to the office of President and necessary to effectuate the foregoing, subject only to the authority of the Board of Directors (the "Board of Directors") and the Chief Executive Officer of the Company. The Executive shall have such additional responsibilities as may be delegated to him by the Board of Directors or the Chief Executive Officer of the Company; provided, however, that in connection with any material increase in responsibilities, the Board of Directors shall consider increasing the Executive's compensation hereunder. The Executive shall report directly to the Chief Executive Officer of the Company.

                  Except for vacation in accordance with the Company's policy in effect from time to time and absences due to temporary illness or other personal matters (as permitted hereunder), the Executive shall devote his full time, attention and energy during the Employment Period to the business of the Company. During the Employment Period, the Executive will not engage in any business activity which, in the judgment of the Board of Directors, conflicts with the duties of the Executive hereunder, whether or not such activity is pursued for gain, profit or other pecuniary advantage.

         4. Place of Performance.

                  The Executive shall perform his duties at the principal offices of the Company, which are currently located at 777 Old Saw Mill River Road, Tarrytown, New York 10591, but from time to time the Executive may be required to travel to other locations in the proper conduct of his responsibilities under this Agreement.

         5. Compensation and Benefits.

                  In consideration of the services rendered by the Executive during the Employment Period, the Company shall pay or provide the Executive the amounts and benefits set forth below.

         (a) Base Salary. During the Employment Period, the Company will pay to the Executive an annual base salary (the "Base Salary") of $317,000, payable in accordance with the Company's normal payroll policy. The Executive's Base Salary shall be reviewed annually by the Board of Directors or any Committee of the Board of Directors (a "Committee") to which the Board of Directors has delegated such authority and shall be subject to increase (but not decrease) at the option and sole discretion of the Board of Directors or any such Committee.

         (b) Annual Bonus. During the Employment Period, the Executive shall be eligible to receive, at the sole discretion of the Board of Directors or any Committee to which the Board of Directors has delegated such authority, bonuses based on such performance standards or other criteria as the Board of Directors or any such Committee shall, in its sole discretion, determine.

         (c) Stock Option Grant. The Company shall grant the Executive a non-qualified option pursuant to the Company's 1996 Stock Incentive Plan (the "Traditional Option") to purchase 225,000 shares of common stock of the Company ("Common Stock") at an exercise price equal to $14.06 per share, representing the fair market value per share of the Common Stock as of the Effective Date. The Traditional Option shall have a ten-year term and shall vest as follows:


                                        New Shares Vesting on         Cumulative Number of Shares
             Vesting Date                    Vesting Date              Vested as of Vesting Date
      ---------------------------     --------------------------    -------------------------------
      May 16, 2001                              32,143                             32,143
      September 30, 2001                        32,143                             64,286
      March 31, 2002                            32,143                             96,429
      September 30, 2002                        32,143                            128,572
      March 31, 2003                            32,143                            160,715
      September 30, 2003                        32,143                            192,858
      March 31, 2004                            32,142                            225,000


                  In addition, the Company shall grant the Executive a non-qualified valuation-based option pursuant to the Company's 1996 Stock Incentive Plan (the "Valuation-Based Option") to purchase 100,000 shares of Common Stock at an exercise price equal to $14.06 per share. The Valuation-Based Option shall have a ten-year term and, subject to the following sentence, shall vest on May 16, 2010. Vesting of the Valuation-Based Option shall be subject to acceleration as follows:

                  (A) if at any time the Average Price (as defined herein) is $22.88 per share or more, then the vesting of the Valuation-Based Option as to 25,000 shares of Common Stock shall accelerate, and such option may be exercised as to such shares at any time prior to its expiration or earlier termination;

                  (B) if at any time the Average Price is $28.60 per share or more, then the vesting of the Valuation-Based Option as to an additional 25,000 shares of Common Stock shall accelerate, and such option may be exercised as to such shares at any time prior to its expiration or earlier termination;

                  (C) if at any time the Average Price is $34.32 per share or more, then the vesting of the Valuation-Based Option as to an additional 25,000 shares of Common

Stock shall accelerate, and such option may be exercised as to such shares at any time prior to its expiration or earlier termination; and

                  (D) if at any time the Average Price is $40.04 per share or more, then the vesting of the Valuation-Based Option as to an additional 25,000 shares of Common Stock shall accelerate, and such option may be exercised in full at any time prior to its expiration or earlier termination.

                  "Average Price" shall mean the average of the daily last reported sales price of the Common Stock on the NASDAQ National Market (or such other exchange as may be the principal exchange on which the Common Stock is listed) during any period of 90 consecutive calendar days.

                  The Options shall be subject to one or more stock option agreements entered into between the Company and the Executive on terms not inconsistent with the foregoing. Such agreement(s) shall provide that upon any Change in Control (as hereinafter defined) of the Company, the Traditional Option and the Valuation-Based Option (collectively the "Options") will immediately become 100% vested regardless, in the case of the Valuation-Based Option, of whether the Average Price conditions stated above have been satisfied.

                  For purposes of this Agreement, a "Change in Control" shall mean:

                  (i) a change in the composition of the Board of Directors such that during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (ii) or (iii) of this paragraph) whose election by the Board of Directors or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the members thereof;

                  (ii) the approval by the stockholders of the Company of a merger, consolidation, reorganization or similar corporate transaction, whether or not the Company is the surviving corporation in such transaction, in which outstanding shares of Common Stock are converted into (A) shares of stock of another company, other than a conversion into shares of voting common stock of the successor corporation (or a holding company thereof) representing more than 50% of the voting power of all capital stock thereof outstanding immediately after the merger or consolidation or (B) other securities (of either the Company or another company) or cash or other property; or

                  (iii) the approval by the stockholders of the Company of (A) the sale or other disposition of all or substantially all of the assets of the Company or (B) a complete liquidation or dissolution of the Company.

         (d) Equity Participation. During the Employment Period, the Executive shall be eligible to receive awards under any stock option, stock purchase or equity-based


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


incentive compensation plan or arrangement adopted by the Company from time to time for which senior executives of the Company are eligible to participate. The level of the Executive's participation in any such plan or arrangement shall be at the sole discretion of the Board of Directors or any committee to which the Board of Directors has delegated such authority.

         (e) Employee Benefits. During the Employment Period, the Executive shall be eligible to participate in all employee benefit plans and programs of the Company in which other senior executives of the Company are eligible to participate from time to time, including, without limitation, any qualified or non-qualified pension, 401(k), profit sharing and savings plans, any death benefit and disability benefit plans and any medical, dental, health and welfare plans, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and programs. The Executive shall be entitled to participate in such plans and programs on terms no less favorable to the Executive than those on which senior executives of the Company generally participate. Without limiting the generality of the foregoing, the Company shall provide the Executive with such long-term disability benefits as are made generally available to senior executives of the Company.

                  During the Employment Period, the Executive shall be entitled to such fringe benefits and perquisites as are made generally available to senior executives of the Company from time to time. Notwithstanding the foregoing, the Executive shall be entitled during the Employment Period to five weeks of combined vacation, sick and personal days per calendar year. Of these five weeks, the Executive shall be entitled to carry over into a subsequent calendar year and use two (but not more than two) weeks of previously accrued but unused vacation, sick or personal days.

                  The Executive acknowledges and agrees that the Company does not guarantee the adoption or continuance of any particular employee benefit plan or program or other fringe benefit during the Employment Period, and participation by the Executive in any such plan or program shall be subject to the rules and regulations applicable thereto.

         (f) Reimbursement of Expenses. The Company shall provide the Executive with reimbursement of all reasonable travel and other business expenses and disbursements incurred by the Executive in the performance of his duties under this Agreement, upon proper accounting in accordance with the Company's normal practices and procedures for reimbursement of business expenses. The Executive acknowledges and agrees that no reimbursement of relocation expenses shall be payable to the Executive in connection with the entering into of this Agreement.

         (g) Indemnification. The Company shall indemnify the Executive to the full extent permitted by Delaware law with respect to any losses, damages, expenses (including the reasonable fees and expenses of counsel) or liabilities paid or incurred by the Executive as a result of the good-faith performance by the Executive of his duties hereunder.

         6. Death; Disability.

                  If the Executive dies, or is incapacitated or disabled so as to render the Executive mentally or physically incapable of performing the services required to be performed by the Executive under this Agreement (as determined by a medical professional mutually acceptable to the Company and the Executive) for a period that would entitle the Executive to qualify for long-term disability benefits under the Company's then-current long-term disability insurance program or, in the absence of such a program, for a period of 90 consecutive days or longer, or for 120 days within any 180 day period (such condition being herein referred to as a "Disability"), then (i) in the case of the Executive's death, the Employment Period shall terminate on the date of the Executive's death or (ii) in the case of a Disability, the Company, at its option, may terminate the Employment Period at any time after such Disability upon 30 days' written notice to the Executive to that effect. In the case of a Disability, until the Company shall have terminated the Employment Period hereunder in accordance with the foregoing, the Executive shall be entitled to receive compensation as provided for herein notwithstanding any such physical or mental disability. As specified in Section 5(e) above, the Company shall provide the Executive with such long-term disability benefits as are made generally available to senior executives of the Company.

         7. Termination for Cause.

                  The Company may terminate the Employment Period at any time for "Cause" (such termination being hereinafter called a "Termination for Cause") by giving the Executive written notice of such termination, upon the giving of which such termination will take effect immediately. For purposes of this Agreement, "Cause" means (i) the Executive's willful and substantial misconduct, (ii) the Executive's willful and continued failure to substantially perform his duties with the Company (other than any such failure resulting from death or Disability), (iii) the Executive's breach in any material respect of any of the agreements contained in Sections 12, 13, 14, 15 or 16 hereof, (iv) the commission by the Executive of any fraudulent act with respect to the business and affairs of the Company or any subsidiary or affiliate thereof or the conviction of (or plea of nolo contendere to) a crime constituting a felony,
(v) habitual drunkenness, use of illegal drugs or abuse of controlled substances by the Executive, (vi) excessive absenteeism not related to sick leave, accidental physical injury or vacations, (vii) the improper exploitation by the Executive of a conflict of interest between the Executive and the Company or
(viii) the commission of any act involving moral turpitude that a reasonable person would consider damaging to the reputation of the Company; provided, however, that, in the case of clauses (i), (ii), (v), (vi) or (vii), the Company shall have given the Executive written notice identifying in reasonable detail the acts or omissions constituting "cause" and such acts or omissions shall not have been cured by the Executive within 30 days, and that in the case of clause
(iii), the Company shall provide such notice of, and allow the opportunity to cure any, breach of Section 13, 14 or 15 hereof unless any such breach has adversely affected the Company.

         8. Termination Without Cause.

                  The Company may terminate the Employment Period without Cause by giving the Executive written notice of such termination, upon the giving of which such termination will take effect on the date specified on such notice. Any such termination, or any other termination of the Employment Period by the Company other than a termination for death or Disability or a Termination for Cause shall be deemed hereinafter to be a "Termination Without Cause."

         9. Termination for Good Reason.

                  The Executive shall have the right at any time to terminate the Employment Period for "Good Reason" (such termination being hereinafter called a "Termination for Good Reason"). "Good Reason" shall exist if there shall have occurred and be continuing:

         (a) a material diminution during the Employment Period in the Executive's position, title, responsibilities, authority or reporting relationship from that provided for in this Agreement; or

         (b) a material breach by the Company of its obligations under this Agreement, including the Company's obligations under Section 5 hereof.

in either case that has not been cured within a period of 30 days following the giving of notice by the Executive to the Company identifying in reasonable detail the acts or omissions constituting "Good Reason" (unless such acts or omissions cannot be cured or remedied within 30 days, in which case the period for cure or remedy shall be extended for a reasonable time (not to exceed 30 additional days), so long as the Company has made and continues to make a diligent effort to effect such cure or remedy). Notwithstanding the foregoing, the reduction or elimination of responsibilities as to one (but only one) of the areas of responsibilities identified in the second sentence of Section 3 hereof (deeming, for these purposes, sales and marketing to be one area, finance and accounting to be one area and investor and media relations to be one area) shall not be deemed to constitute "Good Reason" or give rise to the right to terminate this Agreement under this Section 9.

         10. Voluntary Termination.

                  Any termination of the Employment Period by the Executive other than a Termination for Good Reason or for death or Disability will be deemed to be a "Voluntary Termination." A Voluntary Termination will be deemed to be effective immediately upon such termination or, at the Company's option, up to 30 days following a notice of voluntary termination being given by the Executive.

         11. Effect of Termination of Employment.

         (a) Voluntary Termination; Termination For Cause. Upon the termination of the Employment Period pursuant to a Voluntary Termination or a Termination For Cause, neither the Executive nor the Executive's beneficiaries or estate will have any further rights or claims against the Company under this Agreement except the right to receive (i) the unpaid portion of the Base Salary provided for in
Section 5(a) hereof, computed on a pro rata basis to the date of termination,
(ii) any unpaid bonus declared payable pursuant to Section 5(b) hereof, (iii) payment of any previously accrued but unpaid benefits that are then payable in accordance with the terms of any incentive compensation, stock option, retirement, employee welfare or other employee benefit plans or programs of the Company in which the Executive is then participating, but only to the extent such benefits have accrued in accordance with the terms of any such plans and programs, and (iv) reimbursement for any expenses for which the Executive shall not have theretofore been reimbursed as provided in Section 5 hereof.

         (b) Termination Without Cause; Termination for Good Reason. Upon the termination of the Employment Period pursuant to a Termination Without Cause or Termination for Good Reason, neither the Executive nor the Executive's beneficiaries or estate will have any further rights or claims against the Company under this Agreement except the right to receive (i) the payments and other rights provided for in Section 11(a) hereof and (ii) severance payments in the form of a continuation of the Base Salary as in effect immediately prior to such termination payable in accordance with the Company's normal payroll policy (and not in a lump sum), and the continuation of the medical and life insurance benefits to which the Executive was entitled at the time of termination, until the expiration of 12 months following the effective date of such termination. In addition, the Executive shall be entitled to (y) a cash payment, to be made when the Company makes its regular end-of-year bonus payment to its senior executives in respect of the year of termination (but in any event not later than March 31 in the calendar year next succeeding the year of termination), in an amount equal to the annual bonus paid to the Executive in respect of the calendar year immediately preceding the year of termination (the "Prior Year Bonus") and (z) a cash payment, to be made when the Company makes its regular end-of-year bonus payment to its senior executives in respect of the year following the year of termination (but in any event not later than March 31 of the second year following the year of termination), in an amount equal to the Prior Year Bonus multiplied by a fraction, the number of which is the number of days in the calendar year of termination through and including the day of termination and the denominator of which is 365.

         (c) Termination Upon Death or Disability. Upon the termination of the Employment Period as a result of death or Disability, neither the Executive nor the Executive's beneficiaries or estate will have any further rights or claims against the Company under this Agreement except the right to receive the payments and other rights provided for in Section 11 (a) hereof.

         (d) Forfeiture of Rights. In the event that, subsequent to termination of employment hereunder, the Executive breaches any of the provisions of Section 12, 13, 14, 15 or 16 hereof all payments and benefits to which the Executive may otherwise have been entitled pursuant to this Section 11 shall immediately terminate and be forfeited. In the event that the Company breaches any provision of this Section 11 or 13(d) hereof, and such breach has not been cured within 15 days after the giving by the Executive to the

Company of a written notice, specifying in reasonable detail the factual basis for such breach, all obligations of the Executive under Section 13 hereof shall immediately terminate and be of no force or effect.

         12. Nondisclosure of Information.

                  The Executive will not, at any time during or after the Employment Period, disclose to any person, firm, corporation or other business entity, except as required by law, any Proprietary Information (as hereinafter defined) for any reason or purpose whatsoever, nor will the Executive make use of any of such Proprietary Information for personal purposes or for the benefit of any person, firm, corporation or other business entity except the Company or any subsidiary or affiliate thereof. Notwithstanding the foregoing, the Executive shall not be deemed to have violated the provisions of this Section 12 as a result of an inadvertent disclosure of Proprietary Information that is not reasonably likely to adversely affect the Company. For purposes of the foregoing, "Proprietary Information" shall mean any non-public information concerning the business, products, technology, collaborators, employees and consultants or affairs of the Company or any subsidiary or affiliate thereof, including trade secrets, formulae, data and know-how, improvements and inventions, techniques, marketing plans, strategies, forecasts and customer lists.

         13. Noncompetition and Non-Solicitation.

         (a) The Executive hereby acknowledges and recognizes that, during the Employment Period, the Executive will be privy to trade secrets and confidential proprietary information critical to the Company's business, and the Executive further acknowledges and recognizes that the Company would find it extremely difficult or impossible to replace the Executive and, accordingly, the Executive agrees that, in consideration of the benefits to be received by the Executive hereunder, the Executive will not from and after the date hereof until 18 months after the termination of the Employment Period (i) engage in the development, production, marketing or sale of products or services that directly compete or, upon commercialization, would directly compete with products of the Company being developed (so long as such development has not been abandoned), marketed or sold at the time of the Executive's termination (a "Conflicting Product or Service," and such business or activity being hereinafter called a "Competing Business"), whether such engagement shall be as an officer, director, owner, employee, partner, affiliate, consultant or other participant in any Competing Business or (ii) assist others in engaging in any Competing Business in the manner described in the foregoing clause (i); provided, however, that in the case of a Termination Without Cause, a Termination for Good Reason or, subject to Section 13(d) hereof, the non-extension of the Agreement Term as a result of a notice to such effect (a "Non-Extension Notice") given by the Executive in accordance with the second sentence of Section 2(a) hereof, the prohibitions of the foregoing clauses (i) and (ii) shall terminate upon the first anniversary of the termination of the Employment Period and that, subject to Section 13(d) hereof, in the case of the nonextension of the Agreement Term as a result of a Non-Extension Notice given by the Company, the prohibitions of the foregoing clauses (i) and (ii) shall terminate upon the six-month anniversary of the termination of the Employment Period.

Notwithstanding the foregoing, in the event the Executive's employment is terminated pursuant to a Termination Without Cause or a Termination for Good Reason within one year following a Change in Control, the term "Competing Business" as used in this Agreement shall not include any business or activity that was not conducted or under development by the Company immediately prior to the effective date of a Change in Control. The foregoing provisions of this clause (a) shall not (y) prohibit the Executive from working for a division or other business unit of an organization involved with a Conflicting Product or Service provided such division or business unit is not itself involved with a Conflicting Product or Service, or (z) apply to the ownership by the Executive of publicly-traded voting securities of any corporation representing less than one percent (1%) of the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors.

         (b) During any period subsequent to the Employment Period that the restrictive provisions of this Section 13 apply to the Executive, the Executive obtains employment, or the employment responsibilities of the Executive change in any material respect, the Executive shall, within 15 days of obtaining such employment or of any such change, notify the Company of the facts and circumstances of such employment or change in responsibility and provide the Company with such additional information as the Company may reasonably request in order for the Company to verify compliance by the Executive with the provisions of this Section 13.

         (c) The Employee will not, at any time during or after the Employment Period, induce other employees of the Company or any subsidiary thereof to terminate their employment with the Company or any subsidiary thereof or engage in any Competing Business; provided, however, that the foregoing shall not prohibit the Executive from terminating the employment of an employee of the Company during the Employment Period in the good-faith exercise of the Executive's duties hereunder.

         (d) In the event that the Executive's employment with the Company terminates as of result of a Non-Extension Notice given by the Company or the Executive, the Company shall have the option of either:

             (i) requiring compliance by the Executive with the restrictive covenants set forth in Section 13(a) hereof for the periods specified therein, in which event the Executive shall be entitled to payments from the Company during the respective periods specified in the form of continuation of the Base Salary as in effect immediately prior to such termination payable in accordance with the Company's normal payroll policy (and not in a lump sum); provided, however, that the Company shall be entitled to reduce on a dollar-for-dollar basis any payment to be made under this Section 13(d)(i) if the Executive is employed during the applicable payment period, with such reduction to be equal to any cash compensation earned by the Executive as a result of such employment, or

             (ii) waiving compliance by the Executive with the restrictive covenants set forth in Section 11(a) hereof, in which event no such payments shall be due.

         14. Company Right to Inventions.

                  The Executive will promptly disclose, grant and assign to the Company, for its sole use and benefit, any and all inventions, improvements, technical information and suggestions relating in any way to the business of the Company which the Executive may develop or acquire during his employment by the Company (whether prior to, during or after the Employment Period and whether or not during usual working hours), together with all patent applications, patents, copyrights and reissues thereof that may at any time be granted for or upon any such invention, improvement or technical information. In connection therewith:

                  (A) the Executive shall, without charge, but at the expense of the Company, promptly at all times hereafter execute and deliver such applications, assignments, descriptions and other instruments as may be necessary or proper in the opinion of the Company to vest title to any such inventions, improvements, technical information, patent applications, patents, copyrights or reissues thereof in the Company and to enable it to obtain and maintain the entire right and title thereto throughout the world; and

                  (B) the Executive shall render to the Company, at the Company's expense (including a reasonable payment for the time involved in case the Executive is not then in its employ), all such assistance as it may require in the prosecution of applications for said patents, copyrights or reissues thereof, in the prosecution or defense of interferences which may be declared involving any said applications, patents or copyrights and in any litigation in which the Company may be involved relating to any such patents, inventions, improvements or technical information.

         15. Return of Documents, Etc.

                  All documents, data, records, apparatus, equipment and other physical property furnished to the Executive by the Company or produced by the Executive or others in connection with his employment by the Company (whether prior to, during or after the Employment Period) shall be and remain the sole property of the Company and shall be returned promptly to the Company as and when requested by the Company. Should the Company not so request, the Executive shall return and deliver all such property upon termination of his employment with the Company for any reason, and the Executive will not take with him any such property or any reproduction of such property upon such termination.

                  Upon the termination of the Employment Period, the Executive shall promptly surrender to the Company all of the Company's books, records, documents and customer lists and/or other of the Company's materials or records he may have in his possession, including but not limited to the materials described in the immediately preceding paragraph.

         16. Adverse Public Statements and Disclosures.

                  The parties hereto agree that at no time during or subsequent to the Employment Period will either party directly or indirectly make or facilitate the making of any adverse public statements or disclosures with respect to the other (including, with respect to the Company, regarding its business or securities or its Board of Directors, management or other personnel).

         17. Employment Taxes.

                  All compensation paid pursuant to this Agreement shall be subject to reduction by all applicable withholding, social security and other federal, state and local taxes and deductions.

         18. No Conflicting Arrangements of Executive.

                  The Executive hereby represents and warrants to the Company that the Executive is not a party or subject to any contractual or legal constraint, nor is he aware of any other presently existing fact, circumstance or event, that would preclude or restrict him from entering into this Agreement or providing to the Company the services contemplated by this Agreement. In the event of any breach of this representation, this Agreement shall be null and void.

         19. Key-Man Life Insurance.

                  The Executive hereby agrees to cooperate with the Company with respect to the procurement by the Company of key-man life insurance on the Executive's life in an amount determined to be appropriate by the Company.

         20. Enforcement.

                  It is the desire and intent of the parties hereto that the provisions of this Agreement be enforceable to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, to the extent that a restriction contained in this Agreement is more restrictive than permitted by the laws of any jurisdiction where this Agreement may be subject to review and interpretation, the terms of such restriction, for the purpose only of the operation of such restriction in such jurisdiction, will be the maximum restriction allowed by the laws of such jurisdiction and such restriction will be deemed to have been revised accordingly herein.

         21. Remedies; Survival.

         (a) The Executive acknowledges and understands that the provisions of the covenants contained in Sections 12, 13, 14, 15 or 16 hereof, the violation of which cannot be accurately compensated for in damages by an action at law, are of crucial importance to the Company, and that the breach or threatened breach of the provisions of this Agreement would cause the Company irreparable harm. In the event of a breach or


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


threatened breach by the Executive in any material respect of the provisions of
Section 12, 13, 14, 15 or 16 hereof, the Company will be entitled to an injunction (without the posting of any bond) restraining the Executive from such breach. Nothing herein contained will be construed as prohibiting the Company from pursuing any other remedies available for any breach or threatened breach of this Agreement.

         (b) Notwithstanding anything contained in this Agreement to the contrary, the provisions of Section 12, 13, 14, 15, 16, 17 and 20 hereof will survive the expiration or other termination of this Agreement until, by their terms, such provisions are no longer operative.

         22. Notices.

                  Notices and other communications hereunder will be in writing and will be delivered personally or sent by air courier or first class certified or registered mail, return receipt requested and postage prepaid, to the addresses stated above. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement will be deemed to have been given on the date of delivery, if personally delivered; on the business day after the date when sent, if sent by air courier; and on the third business day after the date when sent, if sent by mail, in each case addressed to such party as provided in this Section 22 or in accordance with the latest unrevoked direction from such party.

         23. Binding Agreement; Benefit.

                  The provisions of this Agreement will be binding upon, and will inure to the benefit of, the respective heirs, legal representatives and successors of the parties hereto.

         24. Governing Law.

                  This Agreement will be governed by, and construed and enforced in accordance with, the laws of the State of New York, without reference to conflict of law principles.

         25. Waiver of Breach.

                  The waiver by either party of a breach of any provision of this Agreement by the other must be in writing and will not operate or be construed as a waiver of any subsequent breach by such other party.

         26. Entire Agreement; Amendments; Prior Agreement.

             (A) This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings among the parties with respect thereof. This Agreement may be amended only by an agreement in writing signed by the parties hereto.



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

             (B) This Agreement shall supercede in all respects the Prior Employment Agreement, except with respect to (i) any rights the Executive may have for accrued but unpaid compensation, for reimbursement of expenses or for indemnification, (ii) any rights or liabilities the parties may have with respect to any breach of Section 12, 13, 14 or 16 thereof and (iii) the stock option contemplated thereby, which shall survive in accordance with its terms. The Prior Employment Agreement shall otherwise be terminated.

         27. Headings.

                  The section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

         28. Severability.

                  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

         29. Assignment.

                  This Agreement is personal in its nature and the parties hereto shall not, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, that the provisions hereof (including, without limitation, Sections 12, 13, 14, 15 and 16) will inure to the benefit of, and be binding upon, each successor of the Company, whether by merger, consolidation, transfer of all or substantially all of its assets or otherwise.

                  IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.


                         PROGENICS PHARMACEUTICALS, INC.


                         By:  /s/ Paul J. Maddon
                            --------------------------------------------------
                              Paul J. Maddon, M.D., Ph.D.
                              Title:  Chairman and Chief Executive Officer

                              /s/ Ronald J. Prentki
                            --------------------------------------------------
                                Ronald J. Prentki




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